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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 27 to Registration Statement No. 033-19947 of Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two, on Form N-4, of our report dated February 11, 2009 (April 29, 2009 as to the effects of the change in reporting entity structure and the retrospective adoption of FASB Statement No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS described in Note 1 and Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for the fair value measurement of financial instruments in 2008), relating to Hartford Life Insurance Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and of our respective reports dated February 18, 2009, relating to the statements of assets and liabilities of Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two as of December 31, 2008, and the related statements of operations and changes in net assets for the respective stated periods then ended, each appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 29, 2009